UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2018

XO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35217	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

195 Broadway, 25th Floor, New York, New York	10007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 219-8555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers.

(b)

Effective June 1, 2018, Chairman David Liu and Director Elizabeth Schimel resigned from the Company’s Board of Directors and its committees. Mr. Liu had served as a member of the Company’s Board of Directors since 1996 and as Chairman of the Board. Ms. Schimel had served as a member of the Board of Directors since November 2014 and a member of the Audit Committee. The resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

(d)

Effective June 1, 2018, the Board filled the vacancy created by the resignation of Ms. Schimel by appointing Jan Hier-King to the Board. Ms. Hier-King will be a Class III director, which means that she will stand for election at the Company’s 2020 Annual Meeting of Stockholders. Ms. Hier-King has also agreed to stand for election at the Company’s 2019 Annual Meeting of Stockholders in accordance with the Company’s Corporate Governance Guidelines which require any director who has been appointed to fill a vacancy on the Board in a given year to stand for election at the Company’s annual meeting of stockholders in the following year, irrespective of the class to which the director is appointed.

As part of Ms Hier-King’s appointment, she has also agreed to tender her conditional resignation from the Board in the event the ‘withheld’ votes for her re-election outnumber the ‘for’ votes at any uncontested annual meeting of stockholders in accordance with the Company’s Corporate Governance Guidelines. Ms. Hier-King was also named to the Audit Committee of the Board.

Ms. Hier-King spent a majority of her career at Charles Schwab, holding several positions over her 17 year tenure including Executive Vice President Human Resources, Executive Vice President Operational Services and Chief Information Officer. She is currently the cofounder and CTO of Bicycle Financial, a start-up focused on personal finance solutions. She also serves as a non-executive board member of Mphasis, a leading IT solutions provider based in Bangalore, India.

Ms. Hier-King will participate in director compensation arrangements applicable to non-employee directors.

The Company entered into its standard form indemnification agreement with Ms. Hier-King, which is filed as Exhibit 10.10 to the Company’s Registration Statement on Form S-1/A filed on November 10, 1999.

There are no family relationships between Ms. Hier-King and any director or executive officer of the Company and she has no direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Ms. Hier-King and other persons pursuant to which Ms. Hier-King was selected as a director.

On June 1, 2018, the Company issued a press release announcing the Board’s appointment of Ms. Hier-King. A copy of the Company’s press release is attached as Exhibit 99.1 hereto, and is incorporated by reference into this report.

Item 8.01	Other Events.

Effective June 1, 2018, Michael Zeisser, a current member of the Board and the Board’s Lead Independent Director, was named to serve as the Chairman of the Board, filling the vacancy created by the resignation of David Liu from the Board. In addition, Jan Hier-King was named to serve on the Audit Committee, filling the vacancy on that committee created by the resignation of Elizabeth Schimel from the Board.

Item 9.01.	Exhibits.

(d) Exhibits. The following documents are included as exhibits to this report:

99.1	Press Release dated June 1, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO GROUP INC.
(Registrant)

Date: June 1, 2018	By:	/s/ GILLIAN MUNSON
Gillian Munson
Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated June 1, 2018.